Exhibit 23.02
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Incentive Plan of Oceaneering International, Inc., as amended and restated effective May 9, 2025, of our reports dated February 24, 2025, with respect to the consolidated financial statements of Oceaneering International, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Oceaneering International, Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/S/ ERNST & YOUNG LLP
Houston, Texas
May 29, 2025